trademark LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (the "Agreement") is made and entered into this 14th day of March, 2012 (the "Effective Date") by and between Preferred Apartment Advisors, LLC ("Licensor") and Preferred Apartment Communities, Inc., ("Licensee").

In consideration of the mutual covenants and agreements contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Background. The parties acknowledge that they are affiliated and related companies that are entering into this Agreement to memorialize an arrangement and agreement between them governing the ownership and licensing of the service marks, trade names and logos, and any corresponding applications or registrations set forth in Exhibit A, which is annexed hereto and incorporated herein, and any other rights pertaining thereto (collectively, the "Marks").

2. License. Licensor hereby grants to Licensee a non-exclusive, worldwide, fully-paid, royalty-free, non-assignable and non-sublicensable license to use the Marks in connection with the services related to Licensee’s business, including but not limited to those set forth in Exhibit A (the "License"), which License shall be effective as of the Effective Date.

3. Term. This Agreement and the License granted hereunder shall commence on the Effective Date and shall continue until terminated in accordance with the provisions of this Agreement.

4. Ownership and Restrictions.

(a)                Licensee agrees to use the Marks only in the form and manner and with appropriate proprietary legends as prescribed from time to time by Licensor, and will not use any other trademark or service mark in combination with the Marks without the prior consent of Licensor.

(b)               Licensee hereby acknowledges Licensor’s right, title and interest in and to the Marks and Licensor’s exclusive right to use, register and license the use of the Marks and agrees not to claim or assert any (i) title to nor attempt to register the Marks anywhere in world or (ii) right to use the Marks, except to the extent expressly permitted by this Agreement.

(c)                Licensee shall not attempt to adopt, use or register without Licensor’s prior consent, any variation of the Marks, including translations, or any mark which is similar to or likely to be confusing with the Marks. If Licensor consents to the use of such a mark, this Agreement will be deemed to be amended to include such mark as part of the definition of the Marks, which shall then be subject to all of the terms of this Agreement.

(d)               Licensee shall not contest or deny the validity or enforceability of the Marks or Licensor’s interest or rights in the Marks, nor oppose, object to, or seek to cancel any registration thereof by Licensor, nor aid or abet others in doing so, either during the term of this Agreement or at any time thereafter.

(e)                Any and all goodwill arising from Licensee’s use or sublicensing of the Marks shall inure solely to the benefit of Licensor and neither during nor after the termination of this Agreement and the license granted hereunder shall Licensee assert any claim to the Marks or such goodwill. Licensee shall not, nor permit any one else, to take any action that could be detrimental to the good will associated with the Marks.

(f) The parties shall, during the term of this Agreement and after termination hereof, execute such documents, or perform such other and further acts, as the other may reasonably request from time to time to ensure that all right, title and interest in and to the Marks reside with the appropriate party or to otherwise transfer, assign, perfect, record, confirm, defend or enforce the other party’s rights in and to the Marks in accordance with this Agreement.

5. Infringement or Other Claims Against Third Parties. Licensee shall notify Licensor promptly of any unauthorized use of the Marks by others (or marks which may be confusingly similar to the Marks) of which Licensee becomes aware. Licensor shall thereafter have the sole right to make any demand or bring any action on account of any such unauthorized use, whether such claims are grounded in trademark infringement, dilution, unfair competition, false designation of origin or other legal theory. Licensee shall cooperate fully with Licensor, as Licensor may reasonably request, in connection with any such action or demand brought by Licensor in accordance with this Agreement. Licensee shall directly pay the costs and expenses associated with such action or demand.

6. Quality Control.

(a) General. Licensee recognizes that the valuable reputation and goodwill that is or will be attaching to the Marks is dependent for its preservation on the high quality standards prescribed and established by Licensor. Accordingly, Licensee is willing to comply with Licensor’s standards in order to maintain such quality and to cooperate with Licensor in preserving the reputation and goodwill attaching to the Marks while the License is in effect.

(b) Quality of the Services. Licensee agrees that during the term of the License, the services provided under the Marks and the Collateral Materials (as hereinafter defined) created by Licensee and its sublicensees, shall not fall below the level of quality (i) that is at all times generally customary within Licensee’s and sublicensees’ applicable industries, for other businesses similarly situated; and (ii) that is at all times required to remain in compliance with any applicable laws or regulations.

(c) Monitoring the Quality of the Services. Given the special relationship between the Licensor and Licensee as an affiliated group of companies with overlapping ownership, control and management, each party acknowledges (i) its own interest in maintaining the quality standards required under this Agreement, (ii) the unique ability of Licensor to monitor the activities of Licensee, and (iii) that the failure to maintain the quality standards or otherwise comply with this Agreement, could under certain circumstances, potentially result in a diminution or loss of trademark rights, to the detriment of Licensor and Licensee. Accordingly, the allocation of responsibilities for quality control as provided herein are inherently reasonable measures which should ensure adherence to quality standards and prevent any resultant harm to the parties involved as well as to the general public. Among other measures (i) except as otherwise provided, Licensee shall have the obligation and responsibility to police its own compliance with quality standards, (ii) Licensee shall act as Licensor’s agent for the purposes of monitoring sublicensees’ compliance with quality standards, and (iii) Licensor reserves the right to directly police the compliance of Licensee and sublicensees itself.

2

(d) Quality of the Collateral Materials. During the term of the License, Licensee shall furnish to Licensor prior to any use, publication, dissemination, distribution, disclosure or public display, for the approval of Licensor, copies of all advertising, marketing, websites and promotional material, in any form or media (including electronic or digital media) on which the Marks appear (the "Collateral Materials"). Licensor shall have the right to approve or disapprove any or all Collateral Materials in accordance with Licensor’s quality standards. Any Collateral Materials submitted to Licensor shall be deemed approved unless Licensor notifies Licensee to the contrary within ten (10) days after receipt of such Collateral Materials. If Licensor does not approve Collateral Materials, its rejection notice shall set forth the reasons for such rejection, and to the extent it is reasonable to do so, will also set forth the remedial measures required to be taken to bring the rejected Collateral Materials into compliance with Licensor’s quality control standards. Licensee shall not use, publish, disseminate, distribute, disclose or publicly display any Collateral Materials unless and until they have been approved by Licensor pursuant to this Section. All copies of the Collateral Materials that are distributed by Licensee shall be identical to the Collateral Materials approved by Licensor.

(e) Records, Audit and Inspection. Licensee will maintain adequate books, records and back-up documentation to allow Licensor to verify Licensee’s and sublicensees’ compliance with this Agreement. Such records must be maintained for a period of at least five (5) years after each such record is created, unless a longer period of time is required by applicable law or regulation. Upon five (5) days prior written notice, Licensor shall have the right, not more than four (4) times per year, by itself or through its designated agents/contractors who are not reasonably objectionable to Licensee and which may include Licensee, to conduct an audit and inspection of any or all of Licensee’s or sublicensees’ books, records, documentation, facilities, plants and equipment (including but not limited to computer hardware, software, servers, and data in any form or media) as are reasonably necessary to verify compliance with the terms of this Agreement. All individuals participating in the audit or inspection shall be under an obligation to maintain the confidentiality of any confidential information or trade secrets of Licensee or sublicensee that are disclosed in the course of the audit or inspection. The costs of such audits shall be paid for by Licensee.

7. Termination.

(a) Either party shall have the right to terminate this Agreement upon the material breach of this Agreement by the other party, which remains uncured more than thirty (30) days after receipt of written notice of such breach.

(b) Licensee shall have the right to terminate this Agreement at any time upon thirty (30) days prior written notice to Licensor.

3

(c) The parties may mutually agree in writing to terminate this Agreement.

(d) The exercise of any right of termination under this Section shall not affect any rights which have accrued prior to termination, and shall be without prejudice to any other legal or equitable remedies to which the terminating party may be entitled.

8. Effects of Termination.

(a) Upon termination of this Agreement: (i) all rights of Licensee under the License granted hereunder shall terminate and automatically revert to Licensor; (ii) Licensee shall immediately discontinue the use of the Marks and thereafter shall no longer use or have the right to use the Marks or any variation or simulation thereof; (iii) Licensee shall destroy all printed materials bearing the Marks and (iv) Licensor shall have the right to terminate any and all sublicenses or assume any and all sublicenses and enter into a direct licensing relationship with sublicensees (if applicable).

(b) Licensee acknowledges that Licensee’s failure to cease the use of the Marks upon termination of this Agreement shall result in immediate and irreparable damage to Licensor and to the consuming public generally. Licensee acknowledges and admits that there is no adequate remedy at law for such failure, and agrees that in the event of such failure, Licensor shall be entitled to equitable relief by way of temporary and permanent injunction, without being required to post a bond, and such other and further relief as any court with jurisdiction may deem just and proper.

9. Indemnification.

(a) Licensee will, and will cause its sublicensees to agree to, indemnify, defend and hold harmless Licensor, its subsidiaries and affiliates, and any of their successors, assigns, employees, officers, directors, agents and contractors from and against any and all losses, liabilities, damages costs and expenses (including without limitation reasonable attorneys’ fees) in connection with any claim, demand, allegation, accusation or action (individually, a "Claim") based upon, resulting from or related to Licensee’s or sublicensee’s: (i) goods or services provided under or in connection with the Marks; (ii) allegedly intentional or negligent act, omission or misrepresentation; (iii) alleged breach of any warranties, representations or obligations under this Agreement or any sublicense or (iv) use of the Marks.

(b) The indemnification obligations as set forth in this Section are expressly conditioned upon the following: (i) the indemnifying party shall be notified of any Claim promptly in writing by the indemnitee; (ii) the indemnifying party shall have sole control of the defense or settlement of any Claim; and (iii) the indemnified party shall cooperate with the indemnifying party in a reasonable way to facilitate the settlement or defense of any Claim. The provisions of this Section shall survive the termination of this Agreement.

10. Reasonableness; Remedies. In the event either party is in breach, or threatens to breach any covenants of this Agreement, the parties acknowledge and agree that the other party would be greatly damaged and such damage(s) will be irreparable and difficult to quantify; therefore, such aggrieved party may apply for injunctive or other equitable relief to restrain such breach or threat of breach, without impairing, invalidating, negating or voiding such party’s rights to relief in either law or equity. In the event that any or all of the covenants hereunder are determined by the court of competent jurisdiction to be invalid or unenforceable, by reason that the breadth of restrictions is too great, or for any other reason, these covenants shall be modified and interpreted to the maximum extent to which they may be enforceable.

4

11. Miscellaneous.

(a) This Agreement may not be transferred, sublicensed or assigned by either party, without the prior written consent of the other party.

(b) The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. No waiver by any party of any breach of any provision hereof shall constitute a waiver of any other breach of that or any other provision hereof.

(c) The parties acknowledge and agree that during the term of the License, Licensor shall be deemed to be an intended and named third party beneficiary of any sublicense agreements between Licensee and sublicensees.

(d) Although Licensor shall have the right and authority to set and enforce general quality standards for Licensee’s and sublicensees’ use of the Marks during the term of the License, Licensor shall not have the right to, and shall not otherwise control, direct or manage the specific means or manner in which services are provided by Licensee or sublicensees under the Marks, or to control, direct or manage Licensee’s or sublicensees’ daily operations.

(e) The parties invoke the laws of the State of Georgia, USA, regarding the protection of their rights and enforcement of their obligations hereunder, and they mutually stipulate and agree that this Agreement is in all respects (including but not limited to, all matters of interpretation, validity, performance and the consequences of breach and termination) to be exclusively construed, governed and enforced in accordance with the internal laws of the State of Georgia, USA, excluding all conflict of laws rules, as from time to time amended and in effect. Any action related to or arising out of this Agreement shall be brought solely in a court of competent jurisdiction in the state of Georgia, Cobb County, and the parties irrevocably commit to the jurisdiction of said courts.

(f) The headings and captions used in this Agreement are for convenience of reference only and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

(g) All notices under this Agreement required to be given hereunder shall be given in writing and shall be delivered either by hand, by nationally recognized overnight courier, fees pre-paid by sender, or by facsimile or email (with confirmation copy sent by U.S. Mail) addressed to the receiving party. Any such notice shall be deemed delivered upon the earlier of actual receipt or three (3) days after deposit of such notice, properly addressed and delivery fees paid, with the overnight courier, or at the time of delivery by facsimile or email if such delivery is made by 5:00 o’clock p.m. and, if not, as of 8:00 o’clock a.m. (local time of the receiving party) on the next following business day.

5

(h)               Neither party shall be responsible for any delay or failure in performing any part of this Agreement when it is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, act or omission of carriers or other similar causes beyond its control.

(i)                 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed for all purposes to constitute one and the same instrument.

(j)                 The parties hereto acknowledge and agree that any Sections which by their nature are intended to survive the termination of this Agreement shall so survive, including Sections 1, 5, 6, 8, 9, 10 and 11.

(k)               Each party is responsible for complying with all laws applicable to their performance under this Agreement, including any restrictions under import and export laws.

(l)                 This Agreement together with the Exhibits hereto, if any, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and supersedes any prior agreements or understandings, whether oral or written, between the parties with respect to such subject matter. No amendment or waiver of this Agreement or any provision hereof shall be effective unless in a writing signed by both of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Preferred Apartment Communities, Inc.		President and Chief Executive Officer

By:	/s/ John A. Williams	By:	/s/ John A. Williams

	John A. Williams		John A. Williams
	President and Chief Executive Officer		President and Chief Executive Officer

6

Exhibit A

Serial No.	Reg. No.

77894777		A PREFERRED APARTMENT COMMUNITY

77894742		PREFERRED APARTMmENT COMMUNITIES

77894738		PREFERRED APARTMENT

77895741	4032206	PREFERRED APARTMENT

77895736	4032205	PREFERRED APARTMENT COMMUNITIES

77895730	4029389	A PREFERRED APARTMENT COMMUNITY

77895649	4029388	A PREFERRED APARTMENT COMMUNITY

7